EXHIBIT 5

             LEGAL OPINION OF JENKENS & GILCHRIST PARKER CHAPIN LLP

              [Letterhead of Jenkens & Gilchrist Parker Chapin LLP]

                                February __, 2001

Imaging Technologies Corporation
15175 Innovation Drive
San Diego, California 92128

Dear Sirs:

         We have examined the Registration Statement on Form S-2 filed by you with the Securities and Exchange Commission on February __, 2001 (Registration No. 333-_____), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 22,000,000 shares of your common stock, par value $.005 per share (the "Shares"). The Shares are being registered for resale by Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg.

     The Shares being sold by Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg. are issuable by the Company pursuant to a Convertible Note Purchase Agreement, dated as of December 12, 2000, between the Company, on the one hand, and Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg., on the other hand (the "Note Purchase Agreement"). As your legal counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued in the manner described in the Registration Statement or the Note Purchase Agreement, as applicable, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                     Very truly yours,

                                       /s/ Jenkens & Gilchrist Parker Chapin LLP
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                                           JENKENS & GILCHRIST PARKER CHAPIN LLP